NOTICE OF CONFIDENTIALITY RIGHTS:  IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

OIL AND GAS LEASE

THIS LEASE is made and entered into on the date acknowledged but to be effective January 1, 2011, deemed the Effective Date, between Meredith Todd as Trustee of the Dewey G. Nunley Trust, referred to as Lessor,  (whether one or more), whose address is 13399 N. 177th Lane, Surprise, AZ 85388, and IMPERIAL OIL & GAS, INC., referred to as Lessee, whose address 106 E. 6th St, Suite 900, Austing, TX 78701.

1. Lessor, in consideration of Ten Dollars and other valuable consideration ($10.00 & OVC), the receipt and sufficiency of which is acknowledged, and for the royalties reserved in this Lease, GRANTS, LEASES, and LETS the lands described below, exclusively to Lessee, for the purpose of exploring, drilling, producing and owning, oil, gas, and all other minerals produced with them, and conducting all activities necessary or reasonably incident to the exploration for, operations in search of, and production of oil, gas, and other minerals.  The lands subject to this Lease (referred to as the “land” or the “leased premises”) are located in Montague County, Texas, and are described as follows:

BEING  a tract of out of the Nancy S. Ussery Survey, Abstract 824, same being off of the South side of that certain 100 acre tract conveyed by J. C. Clark, et al, to G. M. Bailey by  Deed recorded in Volume 19, Page  618, Deed Records of Montague County, Texas, being described as follows: BEGINNING at the Southwest corner of said 100 acre tract; THENCE North 197-1/2 varas to corner; THENCE East 1000 varas to corner; THENCE South 197-1/2 varas to the place of beginning. .

This Lease only covers those subsurface depths between the intervals between the surface and the base of the Marble Falls formation.  This Lease does not cover any depths from the top of the Barnett Shale or deeper.  Those depths are expressly excepted from this Lease and reserved by Lessor. This Lease also covers and includes land owned or claimed by Lessor adjacent or contiguous to the land described above, whether in the same or adjacent surveys, although not included within the boundaries of the land described above, and (a) owned or claimed by Lessor by limitation, prescription, possession, reversion, or unrecorded instrument, or (b) as to which Lessor  has a preferential right of acquisition.  Lessor agrees to execute any supplemental instrument requested by Lessee for a more complete or accurate description of the land.  For the purpose of determining the amount of any payments provided for in this Lease, the land shall be deemed to contain   35.474 acres, whether actually containing more or less, and the recital or acreage in any tract shall be deemed to be the true acreage in each tract.  Lessor accepts the bonus as consideration for this Lease and all rights under it.

2. This is a Paid Up Lease.  No payments are due Lessor during the primary term except the payment of royalty or shut-in payments as provided for in paragraph 3.  Subject to its other provisions, this Lease shall be for a term of Three (3) years from the Effective Date (the "primary term") and as long thereafter as operations are being conducted on the leased premises or lands pooled with it, or oil, gas or other minerals are produced from the land or land with which the land is pooled under the terms of this Lease, or this Lease is maintained by any of its other provisions.  If, at the end of the primary term Lessee has drilled and abandoned a well on the leased premises, or lands pooled with it, this Lease shall not terminate at the end of the primary term, if Lessee, within 90 days of the end of the end of the primary term, commences additional operations on the Leased premises, or lands pooled with it, which operations shall be deemed operations during the primary term of this Lease and serve to maintain it in full force and effect.  When used in this Lease, the term “operations” means: drilling; testing; completing; reworking; recompleting; deepening; plugging back or repair of a well in search of or in an endeavor to obtain production of oil, gas, or other minerals; or, production of oil, gas, or other minerals, whether or not in paying quantities. On or before the expiration of the primary term of this Lease, Lessee has the option, but not the obligation, to pay Lessor the sum of $100.00 per net mineral acre covered by this Lease.  Upon this payment being made, the primary term of the Lease shall be extended for an additional period of two (2) years.

3.  Lessee reserves as royalty, and Lessee agrees to pay Lessor as royalty on oil, other liquid hydrocarbons, and non-gaseous minerals produced and saved from the leased premises (the “oil”), 25% part of the net amount received by Lessee for the sale of the oil at the time it is run from the storage tanks, or into the pipeline to which the well or wells on the leased premises are connected.    Lessee shall pay Lessor as royalty on gas and casinghead gas produced from the leased premises 25% of the net amount received by Lessee for the gas if sold at the wellhead, at a location on the leased premises, or on lands with which the leased premises are pooled, On all other gas and casinghead gas, Lessee shall pay Lessor as royalty 25% of the net amount received by Lessee for the gas so sold.  All royalty accruing under this Lease (including royalty paid in kind) shall be paid without deduction for the cost of producing, gathering, storing, separating, treating, dehydrating, compressing, processing, transporting, and otherwise making the oil, gas and other products produced from this Lease ready for sale or use.  At the expiration of the primary term or at any later time or times, if there is a well or wells on the land or on lands with which the land or any portion of it has been pooled, capable of producing oil or gas, and all wells are shut-in, this Lease shall, nevertheless, continue in force as though operations were being conducted on the land for so long as the wells are shut-in, and Lessee pays the shut-in royalty provided below, and then this Lease may be continued in force as if no shut-in had occurred. Lessee covenants and agrees to use reasonable diligence to produce, utilize, or market the minerals capable of being produced from the wells, but in the exercise of diligence, Lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities of flow lines, separator, and lease tank.  If, at any time after the expiration of the primary term of this Lease, all the wells, oil or gas, on the leased premises, or lands pooled with it, are shut in and this Lease is not otherwise maintained in effect, Lessee may pay or tender, by its check or draft, as shut in royalty, an amount equal to Thirty Dollars ($30.00) for each acre of land then covered by this Lease (the “shut-in royalty”), on or before the end of each 12 month period during which all wells on the leased premises, or lands pooled with it, are shut in and oil and gas is not being produced, sold, or used, and this Lease is not otherwise being maintained. Each payment or tender shall be made to the parties who at the time of payment would be entitled to receive the royalties which would be paid under this Lease if the wells were producing, or may be deposited in the Pay directly to Lessor at above address, or its successors, which shall continue as the depository bank for the parties, regardless of changes in the ownership of shut-in royalty. If at any time that Lessee pays or tenders shut-in royalty, two or more parties are, or claim to be, entitled to receive payments, Lessee, at its election, may, in lieu of any other method of payment provided for in this Lease, pay or tender shut-in royalty, in the manner specified above, either jointly to the parties or separately to each in accordance with their respective ownership.  Lessee shall deliver or pay all royalty within 90 days of the last day of the month in which royalty products are produced, if delivered in kind, or sold if paid in cash.    Nothing in this Lease shall impair Lessee's right to release this Lease, in whole or in part, as provided in paragraph 5. below.  In the event of assignment of this Lease, in whole or in part, liability for any payments of any sums which may be due under this Lease, shall rest exclusively on the then owners of this Lease, severally as to acreage owned by each, and the original Lessee, or an assignee will have no obligation for royalties payable on production after an assignment to a subsequent or successor lessee or assignee.

4.      At its option, Lessee is granted the right and authority to pool, unitize, or combine the land covered by this Lease or any portion of it as to oil and/or gas, with any other land covered by this Lease, and/or with any other land, lease, or leases in the immediate vicinity of the leased premises, when in Lessee's judgment it is necessary or advisable to do so in order to explore, develop, and operate the leased premises in compliance with the spacing rules of the Railroad Commission of Texas, or other lawful authority, or when to do so would, in the judgment of Lessee, promote the conservation of oil and/or gas in and under and that may be produced from the leased premises. Units pooled for oil shall not exceed 40 acres each in area, and units pooled for gas shall not exceed 320 acres each in area, plus, in both instances, a tolerance of ten percent (10%);  Provided, the lands subject to this Lease may not be pooled in larger units without the express written consent of Lessor. This authorization to pool is further limited in that any pooling must include 100% of the lease premises although the pooled unit may be limited to one or more formations underlying the lease premises, and any pooling which includes less than 100% of the lease premises shall not be effective.

Lessee may pool or combine acreage covered by this Lease or any portion of it as to oil and/or gas in any one or more strata.  The units formed by pooling as to any stratum or strata need not conform in size or area with the unit or units into which the Lease is pooled or combined as to any other stratum or strata, and oil units need not conform to the area within gas units.  Pooling in one or more instances shall not exhaust the rights of the Lessee to pool this Lease or portions of it into other units.  Notwithstanding anything to the contrary, it is agreed that should Lessee exercise his option to pool or combine any portion of the land covered hereby with other lands, lease or leases as hereinbefore provided, then such operations and production on and in any such pooled unit as herein provided, shall continue this lease in force and effect during or after the primary term as to that portion of the lands covered by this lease, included in such unit or units as hereinabove provided, but not as to such portion of said lands covered by this lease and not included in any such unit. This lease maybe kept in force and effect as to such remainder in any manner elsewhere provided in this lease not inconsistent with this paragraph. Within a reasonable time following the execution of the instrument designating the pooled unit, Lessee shall file the instrument for record in the appropriate records of the county in which the leased premises are located. Lessee may, at any time, at its election, dissolve or terminate any unit formed, by written instrument filed for record in the county where the land is located, which instrument shall specify the date of termination of the unit.

Lessee may exercise its right to pool at any time and from time to time, while this Lease is in force and effect, whether before or after commencing operations, completing an oil or gas well, or establishing production on the leased premises, or on any land pooled or unitized with the leased premises.

For the purpose of computing the royalties to which owners of royalties and payments out of production shall be entitled on production of oil and/or gas from a pooled unit, there shall be allocated to the land covered by this Lease and included in a unit (or to each separate tract within the unit if this Lease covers separate tracts within the unit) a pro rata portion of the oil and/or gas, produced from the pooled unit after deducting that used for operations on the lease or pooled unit.  The allocation shall be on an acreage basis; i.e., there shall be allocated to the acreage covered by this Lease and included in the pooled unit (or to each separate tract within the unit if this Lease covers separate tracts within the unit) that pro rata portion of the oil and/or gas, produced from the pooled unit which the number of surface acres covered by this Lease (or in each separate tract) and included in the pooled unit bears to the total number of surface acres included in the pooled unit. Royalties shall be computed on the portion of the production, whether it be oil or gas, allocated to the land covered by this Lease and included in the unit just as though the production were from the land. The production from an oil well will be considered as production from the Lease or oil pooled unit from which it is producing and not as production from a gas pooled unit; and, production from a gas well will be considered as production from the Lease or gas pooled unit from which it is producing and not from an oil pooled unit.

The formation of any unit shall not have the effect of changing the ownership of any shut-in royalty which may become payable under this Lease. If this Lease now or later covers separate tracts, no pooling or unitization of royalty interest as between any separate tracts is intended or shall be implied or result merely from the inclusion of the separate tracts within this Lease, but Lessee shall nevertheless have the right to pool, as provided above, with the consequent allocation of production as provided above. As used in this paragraph, the words "separate tract" mean any tract with royalty ownership differing, now or later, either as to parties or amounts, from that as to any other part of the leased premises.

5. If at the expiration of the primary term, oil, gas, or other minerals are not being produced in paying quantities on or from the land, or on or from the land with which it is pooled, but Lessee is then engaged in any operations, or shall have completed a dry hole prior to the end of the primary term, this Lease shall remain in force, as provided in paragraph 2., so long as operations on the well or for drilling or reworking of any additional well are prosecuted with no cessation of more than ninety (90) consecutive days, and if they result in the production in paying quantities of oil, gas, or other minerals, so long as oil, gas, or other minerals are produced from the land, or from land pooled with it. If, after the expiration of the primary term of this Lease and after oil, gas, or other minerals are produced from the land, or from land pooled with it, the production should cease from any cause, this Lease shall not terminate if Lessee commences operations for drilling or reworking within ninety (90) days after the cessation of production, but shall remain in force and effect so long as operations are prosecuted with no cessation of more than ninety (90) consecutive days, and if they result in the production of oil, gas, or other minerals in paying quantities, so long thereafter as oil, gas, or other minerals are produced from the land, or from land pooled with it in paying quantities.  Lessee may at any time execute and deliver to Lessor or place of record a release or releases covering any portion or portions of the leased premises as to any depths, and surrender this Lease as to that portion, portions, or depths, and be relieved of all obligations as to the acreage or depths surrendered.

6. Lessee shall have the right at any time during or until one hundred eighty (180) days after the expiration of this Lease to remove all property and fixtures placed on the land, including the right to draw and remove all casing.  Ninety (90) days after the expiration of this Lease, Lessee shall have no right to enter upon the leased premises, except to plug any wells thereon and restore the lands as required under the lease,  and all equipment upon the leased premises shall be deemed abandoned and become the property of the Lessor. When required by Lessor, Lessee will bury all pipelines three (3) feet or more below grade, and no well shall be drilled within two hundred (200) feet of any building or structure now on the land without Lessor's consent.

7. The rights of either Lessor may be assigned in whole or in part, and the provisions of this Lease shall extend to their heirs, successors, and assigns; but, no change or division in ownership of the land, or royalties, however accomplished, shall operate to enlarge the obligations or diminish the rights of Lessee; and, no change or division in ownership shall be binding on Lessee until sixty (60) days after Lessee is furnished by registered U.S. mail at Lessee's principal place of business with a certified copy of the recorded instrument or instruments evidencing the changes or division of ownership.  The right to assign this Lease without the written consent of Lessor is expressly prohibited.  Consent will not be unreasonably withheld.  In the event of an assignment of this Lease, in whole or in part, liability for a breach of any obligation shall rest exclusively on the owner of this Lease or of a portion of it who commits the breach.

8. If Lessee violates, fails to perform or breaches any terms or covenants in this Lease, Lessor shall notify Lessee in writing via U.S. Certified mail at P.O. Box 4675, Lago Vista, TX 78645 or any other address provided in writing by Lessee to Lessor for these same purposes of the violation, failure, or breach.  Lessee shall have a period of ninety (90) days from the date of its receipt of Lessor's written notice, in which to remedy the violation, failure, or breach.  If Lessee fails or refuses to remedy the violation, failure, or breach within the prescribed time period, Lessor may, at its sole option, terminate this Lease as to all of the lease premises.  Following the termination of this Lease, Lessee shall continue to be liable to Lessor for any damages, costs, or expenses, including, but not limited to, attorney's fees incurred by Lessor in connection with or related to the violation, failure, or breach.

9. Lessor warrants and agrees to defend the title to Lessor's mineral interest that is subject to this Lease against the lawful claims and demands of all persons claiming or to claim the same, or any part thereof, by, through, or under Lessor, but not otherwise.  In the event of failure of title, it is agreed that if this Lease covers a less interest in the oil, gas, or other minerals in all or any part of the land than the entire and undivided fee simple estate (whether Lessor's interest is specified or not), or no interest, then the royalties, and other monies accruing from any part where this Lease covers less than the full interest, shall be paid only in the proportion which the Lessor’s interest, if any, covered by this Lease, bears to the whole and undivided fee simple estate. All royalty interest covered by this Lease (whether or not owned by Lessor) shall be paid out of the royalty provided for above. Should any one or more of the parties named above as Lessor fail to execute this Lease, it shall nevertheless be binding on the party or parties executing this Lease.

10. Lessee shall not be liable for delays or defaults in its performance of any agreement or covenant in this Lease due to force majeure.  For the purposes of this provision, "force majeure" means:  (a) any act of God, including, but not limited to, storms, floods, washouts, landslides, and lightning;  (b) acts of the public enemy;  (c) wars, blockades, insurrections or riots;  (d) strikes and lockouts; (e) epidemics or quarantine regulations;  (f) laws, acts, orders, rules, regulations, or requests of federal, state, municipal or other governments or governmental officers or agents under color of authority;  (g) freight embargoes or failures; or, (h) exhaustion, unavailability, or delays in delivery of any product, labor, service, material, or equipment.  In the event drilling operations, reworking operations, or producing operations cease as a result of any act of force majeure, then until the time as the force majeure is terminated and for a period of thirty (30) days after the termination, each and every provision of this Lease that might operate to terminate this Lease shall be suspended and be inoperative and this Lease shall continue in full force and effect.  If any period of suspension occurs during the primary term of this Lease, the time of the suspension shall be added to the end of the primary term of the Lease.  Notwithstanding the provisions of the foregoing force majeure clause contained in this Lease, that provision shall not apply to any delay or discontinuation of operations resulting from (g) freight embargoes or failures; or, (h) exhaustion, unavailability, or delays in delivery of any product, labor, service, material, or equipment for periods of time in excess of thirty (30) days.

11. Lessee shall indemnify and hold Lessor harmless from any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, or relating to Lessee's operations under the terms of this Lease, including, but not limited to, claims for injury to or death of any persons, or damage, loss or destruction of any property, real or personal, under any theory of tort, contract, or strict liability.  Lessee further covenants and agrees to defend any suits brought against Lessor on any claims and to pay any judgment against Lessor resulting from any suit or suits together with all costs and expenses relating to any claims, including attorney's fees.  Lessor, if it so elects, shall have the right to participate in its defense in any suit or suits in which it may be a party, without relieving Lessee of the obligation to defend Lessor.

12. This Oil, Gas and Mineral Lease shall not be recorded in the records of Montague County, Texas.  For recording purposes, Lessor agrees to execute a Memorandum of Oil, Gas and Mineral Lease.

13.  The terms and provisions contained in this Lease may not be amended or otherwise affected by any division order.  The execution of a division order by Lessor shall not be a prerequisite to the payment of royalties due and owing to Lessor by Lessee or the purchaser of production.

14.  Lessee shall furnish Lessor a copy of all gas sales contracts under which gas produced from the lease premises is sold or processed, and all subsequent agreements, supplements, and amendments to those contracts.  Lessee and any subsidiary or affiliate of Lessee shall, at all times, exercise due diligence as the fiduciary agent for Lessor in the marketing of all oil and/or gas products produced or derived from the lease premises and in entering into contracts for the processing and sale of those products.  Any sale of products to or contracts for processing products through a subsidiary or affiliate of Lessee shall, at a minimum, be at a price equal to and on terms similar to those which would be obtained or applied under a contract in an arms-length transaction.  Without first obtaining the written consent of Lessor, Lessee shall not market any production from the lease premises under a contract with a term in excess of one year

15  Lessor shall have access to all of Lessee's drilling information.  Lessee shall furnish Lessor, without cost, upon written request one copy of all electric logs or other downhole surveys, any drill stem test reports, drilling logs and other reports, data, and information made or obtained during the drilling of all wells on the lease premises or lands pooled therewith. Said information is to be kept confidential for the life of the lease.

16.  At Lessor's sole option, it may take in kind or separately dispose of its royalty share of the gas produced and saved from the lease premises under the terms of this Lease.  The share of gas, taken or disposed of by Lessor, shall be taken in kind, or separately disposed of by Lessor, at Lessor's option, either at the mouth of the well or at the downstream side of the lease separator on any well having a separator, with the point of delivery being agreed upon by Lessor and Lessee.  All facilities necessary to separately measure and to take or dispose of the royalty share of gas shall be installed and maintained at the sole risk, cost, and expense of Lessor.  Until the time Lessor commences taking or separately disposing of royalty gas, it may be sold by Lessee and Lessee shall make royalty payments as provided for in this Lease.  If Lessor elects to exercise its option to take in kind or separately dispose of its royalty gas, Lessee shall have a preferential right and option to purchase the royalty gas by meeting any bona fide offer acceptable to Lessor from a third party purchaser in an arms-length transaction.  Within a reasonable time after a third party offer to purchase is made, Lessor shall deliver to Lessee written notice of the offer.  The written notice must set forth the proposed third party purchaser's name and address, the price offered, the term of the proposed sales contract, and all other pertinent information relative to the offer.  Lessee shall have 30 days from and after receipt of the notice within which to advise Lessor of its election to enter into a gas sales contract with Lessor for the purchase of Lessor's royalty gas on equivalent terms and conditions.  If Lessee fails to notify Lessor within the 30 day period, it shall be considered for all purposes that Lessee has elected not to purchase Lessor's royalty gas and Lessor shall be free to accept the third party purchaser's offer.  If Lessor does not accept a third party offer or if Lessor accepts an offer and the sales contract expires or terminates, in either event, Lessee shall again have the right to meet any subsequent bona fide offer in the manner provided above..

17.  Any lawsuits between Lessor and Lessee concerning or relating to this Lease will be initiated in the court of proper jurisdiction in the county in which the lease premises are located (in whole or in part), with appeals to the appropriate appellant court located within the state.  Lessor and Lessee relinquish and waive the jurisdiction of the courts of the United States and the right of removal to those courts, except to appeals from the highest appellate court in the state to the United States Supreme Court.  If Lessor prevails in any litigation, in enforcement of this Lease, Lessor will be entitled to recover all reasonable attorney's fees and prejudgment interest.

       This Lease is executed as of the date of the acknowledgment of the undersigned’s signature, but shall be deemed effective for all purposes as of the Effective Date stated above.

LESSOR:

Dewey G. Nunley Trust

_____________________________________________________________
Meredith Todd, Trustee

TRUSTEE’S ACKNOWLEDGMENT
STATE OF TEXAS

COUNTY OF TRAVIS

On  ______ day of January, 2011, personally appeared Meredith Todd and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in her authorized capacity as Trustee of the Dewey G. Nunley Trust and that by his signature on the instrument the person or the entity on behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Pubic for the State of Texas

My commission expires on  , 20

       NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS:  YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

MEMORANDUM OF
OIL, GAS AND MINERAL LEASE

STATE OF TEXAS	§

COUNTY OF MONTAGUE	§

This Agreement, made and entered into on January  , 2011, by and between Meredith Todd as Trustee of theDewey G. Nunley Trust, referred to as Lessor,  (whether one or more), whose address is 13399 N. 177th Lane, Surprise, AZ 85388, hereinafter referred to as “Lessor”, whether one or more, and IMPERIAL OIL & GAS, INC., whose address is P. O. Box 4675, Lago Vista, TX 78645, hereinafter referred to as “Lessee”.
WITNESSETH:

Lessor and Lessee have this day entered into an Oil, Gas and Mineral Lease (“Lease”) covering the following described lands located in Montague County, Texas (the “lands”), to wit:

BEING  a tract of out of the Nancy S. Ussery Survey, Abstract 824, same being off of the South side of that certain 100 acre tract conveyed by J. C. Clark, et al, to G. M. Bailey by  Deed recorded in Volume 19, Page  618, Deed Records of Montague County, Texas, being described as follows: BEGINNING at the Southwest corner of said 100 acre tract; THENCE North 197-1/2 varas to corner; THENCE East 1000 varas to corner; THENCE South 197-1/2 varas to the place of beginning. .

The Oil, Gas and Mineral Lease has a primary term of three (3) years from the effective date of said Lease, and shall continue as long thereafter as oil or gas is produced in paying quantities from the Leased Premises or land pooled therewith, or said lease is otherwise maintained, all as more particularly set out in said Oil, Gas and Mineral Lease of even date herewith to which reference is hereby made for all purposes including further description of the terms, provisions and conditions of said Lease. The Oil, Gas and Mineral Lease may be extended at the option of the Lessee for an additional two (2) years.

This Memorandum of Oil, Gas and Mineral Lease (“Memorandum”) is subject to the terms and conditions of that certain Lease of even date herewith between the parties hereto which, with all of its terms, covenants and other conditions, is hereby referred to and incorporated herein, the same as if copied in full herein at this point.  Included within the terms, provisions and conditions of the Oil, Gas and Mineral Lease is the right of Lessee to obtain subsurface right-of-ways and easements under the surface of and through the subsurface of the leased premises.

    The purpose of this Memorandum is to evidence the existence of said Lease and this Memorandum is executed and recorded solely for the purpose of affording notice of the existence of said Lease and shall not amend, alter or otherwise affect the terms, provisions and conditions of said Lease.  This Memorandum is recorded in lieu of filing said Lease for record in the Official Records of Montague County, Texas, so as to avoid unduly encumbering such records and to give notice to all third parties dealing with Lessor and Lessee or with the lands described herein.  The Lease and this Memorandum shall be binding upon Lessor and Lessee and their respective heirs, successors, representatives and assigns.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

LESSOR:

Dewey G. Nunley Trust

_____________________________________________________________
Meredith Todd, Trustee

TRUSTEE’S ACKNOWLEDGMENT
STATE OF TEXAS

COUNTY OF TRAVIS

On  ______ day of January, 2011, personally appeared Meredith Todd and proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in her authorized capacity as Trustee of the Dewey G. Nunley Trust and that by his signature on the instrument the person or the entity on behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

Notary Pubic for the State of Texas

My commission expires on  , 20